June 9, 2014

Nuveen California Premium Income Municipal Fund 333 West Wacker Drive Chicago, Illinois 60606	Nuveen California AMT-Free Municipal Income Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of Nuveen California Premium Income Municipal Fund into
Nuveen California AMT-Free Municipal Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Nuveen California Premium Income Municipal Fund, a Massachusetts business trust (the “Target Fund”), and Nuveen California AMT-Free Municipal Income Fund, a Massachusetts business trust (the “Acquiring Fund”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the transfer of substantially all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”), voting MuniFund Term Preferred Shares (“MTP Shares”), par value $0.01 per share and liquidation preference $10 per share, of the Acquiring Fund having all the various rights, preferences and privileges set forth in the Statement Establishing and Fixing the Rights and Preferences of MTP Shares (“Acquiring Fund MTP Shares” and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”), and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. Thereafter, as part of the Reorganization, the Target Fund will distribute to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund and the Target Fund will be dissolved under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of January 23, 2014 (the “Plan”), entered into by the Target Fund and the Acquiring Fund.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon (i) representations made to us by duly authorized officers of the Funds in letters dated June 9, 2014 and (ii) the opinion of K&L Gates LLP dated June 9, 2014 regarding the Acquiring Fund MTP Shares issued in the Reorganization being treated as equity for federal income tax purposes

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

(the “Equity Opinion”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) the Acquiring Fund MTP Shares issued in the Reorganization will be treated as equity for federal income tax purposes, which assumption is consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.         The transfer by the Target Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund, followed by the distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the dissolution of the Target Fund as soon as possible thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.         No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the Target Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.         No gain or loss will be recognized by the Target Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of such Acquiring Fund Shares to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.         No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Target Fund solely for Acquiring Fund Shares, except to the extent the Target Fund’s shareholders receive cash in lieu of a fractional Acquiring Fund Common Share. (Section 354(a) of the Code).

5.         The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.         The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

7.         The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

8.         The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Target Fund’s common shares are listed and traded on the New York Stock Exchange MKT under the symbol NCU. The Target Fund currently has outstanding MTP Shares, 2.00% Series 2015. All the outstanding common shares and MTP Shares of the Target Fund are treated as equity for federal income tax purposes. The Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

The Acquiring Fund similarly has been registered and operated since it commenced operations as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are listed and traded on the New York Stock Exchange under the symbol NKX. In addition, the Acquiring Fund currently has outstanding Variable Rate Demand Preferred Shares (“VRDP Shares”). As part of the Reorganization, the Acquiring Fund will issue a new series of Acquiring Fund MTP Shares, 2.00% Series 2015. The Acquiring Fund Common Shares and Acquiring Fund MTP Shares to be issued in the Reorganization will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of the Target Fund solely in exchange for newly issued Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. Thereafter, the Target Fund will distribute to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund and the Target Fund will be dissolved under state law. The assets of the Target Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, and dividends or interest receivables owned by the

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the closing of the Reorganization. The Target Fund will retain assets sufficient to pay its liabilities that will not be assumed by the Acquiring Fund, including, without limitation, all accumulated and unpaid dividends on all outstanding MTP Shares of the Target Fund and all declared but unpaid dividends on all outstanding common shares of the Target Fund. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

The Acquiring Fund Common Shares issued to the Target Fund will have the same aggregate net asset value, as of the Valuation Time (as defined in the Plan), as the aggregate value of the net assets of the Target Fund transferred to the Acquiring Fund (net of the liquidation preference of all the outstanding MTP Shares of the Target Fund) as of such time. The number of Acquiring Fund MTP Shares issued to the Target Fund will be equal to the number of Target Fund MTP Shares, 2.00% Series 2015, outstanding immediately prior to the Reorganization and shall consist solely of Acquiring Fund MTP Shares, 2.00% Series 2015. The Acquiring Fund MTP Shares issued to the Target Fund will have the same liquidation preference and substantially identical terms as the MTP Shares of the Target Fund outstanding at the Effective Time.

After the Effective Time, the Target Fund will be liquidated and will distribute the newly issued Acquiring Fund Common Shares it received pro rata to its common shareholders of record in exchange for such shareholders’ Target Fund common shares and will distribute one Acquiring Fund MTP Share, 2.00% Series 2015, to its MTP shareholders of record for each MTP Share, 2.00% Series 2015, held by such shareholder. In such distributions, Acquiring Fund MTP Shares shall be distributed only to holders of, and in exchange for, MTP Shares of the Target Fund. No fractional Acquiring Fund Common Shares will be issued in connection with the Reorganization. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Common Shares, will aggregate all fractional Acquiring Fund Common Shares and sell the resulting whole on the New York Stock Exchange for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Reorganization, every common shareholder of the Target Fund will own Acquiring Fund Common Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund common shares held by such shareholder as of the Valuation Time and each holder of Target Fund MTP Shares will own Acquiring Fund MTP Shares with an aggregate liquidation preference and value as of the

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

Effective Time equal to the aggregate liquidation preference and value of the Target Fund MTP Shares held by such shareholder as of the Effective Time.

Following the Reorganization, the Acquiring Fund will continue the Target Fund’s historic business or use a significant portion of the Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the Target Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. The Target Fund will not alter its portfolio in connection with the Reorganization to meet the thirty-four percent (34%) threshold. Neither the Acquiring Fund nor the Target Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.

In approving the Reorganization, the Board of Trustees of each Fund (the “Boards”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization. In making such determination, the Boards considered the compatibility of the Funds’ investment objectives, policies and related risks, economies of scale, the potential for lower total expenses, and the possibility of improved secondary market trading.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of substantially all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund followed by the complete liquidation and dissolution of the Target Fund as soon as possible thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss to the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of fractional shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attomey-client relationship with any shareholder of either of the Funds. This letter is not to be relied upon for the benefit of any other person.

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Nuveen California Premium Income Municipal Fund

Nuveen California AMT-Free Municipal Income Fund

June 9, 2014

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-192482) containing the Joint Proxy Statement/Prospectus dated February 3, 2014 relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement and in the Proxy Statement for holders of VRDP Shares of the Acquiring Fund. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that (i) this opinion letter is written to support the promotion and marketing by others of the transactions or matters addressed herein and (ii) any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.